CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment # 948 to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated December 27, 2019 on the financial statements and financial highlights of the First State Global Listed Infrastructure Fund, a series of the Advisors Series Trust. Such financial statements and financial highlights appear in the 2019 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 28, 2020